FIRST AMENDMENT

TO PREFERRED STOCK PURCHASE

AND ROLLOVER CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO PREFERRED STOCK PURCHASE AND ROLLOVER CONTRIBUTION AGREEMENT (“Amendment”) dated and made effective as of August ______, 2012 (the “Amendment Effective Date”), is made and entered into on the terms and conditions hereinafter set forth, by and among—

(i)          CARTER M. FORTUNE, a natural person and resident of the State of Florida; 14 WEST, LLC, an Indiana limited liability company; and CARTER M. FORTUNE LIVING TRUST u/t/a dated September 14, 2011, as amended from time to time, a trust formed under the laws of the State of Florida (collectively, and jointly and severally, the “Seller”); and

(ii)         CEP, INC., a Tennessee corporation (“CEP”).

RECITALS:

A.           CEP and Seller entered into that certain Preferred Stock Purchase and Rollover Contribution Agreement dated as of March 26, 2012 (together with all amendments thereto, including this First Amendment, the “Agreement”; capitalized terms used but not otherwise defined herein have the same meanings as in the Agreement).

B.           Pursuant to the Agreement, Seller has agreed to sell to CEP the Preferred Stock and contribute to CEP the Rollover Common Stock in connection with (and as a condition to CEP closing) the Merger, subject to the terms, conditions, and contingencies set forth in the Agreement.

C.           Pursuant to the Agreement, CEP agreed to issue to Seller (in such amounts and to such persons or entities as designated by Seller) the number of common shares of CEP equal to 21.9% of the total outstanding and issued shares of CEP at and as of the Closing Date.

D.           The parties desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Amendments to Agreement.

(a)          Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:

2.2    Consideration; Terms of Purchase

CEP agrees to purchase the Preferred Stock at a purchase price of $44.9051252 per share for the aggregate purchase price amount of Thirteen Million Three Hundred Thousand and 00/100 Dollars ($13,300,000.00) (“Purchase Price”). At the closing date of the Merger (“Closing”), CEP will, immediately prior to the closing and effectiveness of the Merger contemplated therein purchase the Preferred Stock by delivering (i) Six Million and No/100 Dollars ($6,000,000.00) by wire transfer of immediately available funds to a bank account designated by Seller and (ii) a promissory note executed and delivered by CEP, payable to the order of Carter M. Fortune, individually, in the principal amount of Seven Million Three Hundred Thousand and No/100 Dollars ($7,300,000.00), which promissory note shall be fully subordinated in right of payment and priority to CEP’s senior lender(s). Seller hereby agrees that the delivery of the subordinated promissory note payable to the order of Carter M. Fortune individually is to the direct benefit and interest of every Seller hereunder, and each Seller hereby consents thereto.

(b)          Section 5.5 is hereby amended to eliminate Seller’s obligation to subscribe for shares of CEP’s common stock. Section 2.4(a)[v], with respect to the requirement of Seller to deliver the Shareholders Agreement executed by Seller, is hereby deleted. Notwithstanding the foregoing, and for avoidance of doubt, the joint and several obligation of each Seller party to deliver the certificates evidencing the Preferred Stock and the Rollover Common Stock to CEP at the Closing, pursuant to Sections 2.4(a)[i] and 2.4(a)[ii], remains in force and in effect and is not intended to be modified hereby.

(c)          Section 2.4(b) of the Agreement is hereby amended such that CEP shall deliver to Seller at the Closing only the following: [i] the Purchase Price as described in Section 2.2 above, and [ii] a certificate executed by CEP as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing. Accordingly, Sections 2.4(b)[iii] and 2.4(b)[iv], with respect to CEP’s requirement to deliver to Seller both the signed Shareholders Agreement and the shares of common stock that were to be issuable to Seller by CEP, are both hereby deleted.

(d)          For avoidance of doubt, and in consideration of the modifications to the Agreement effected by this Amendment, the parties hereto agree that, at and as of the Closing, Seller (i) will not be a shareholder of CEP; (ii) will not be issued any common stock or other equity of CEP; and (iii) will not be a party to the Shareholders Agreement, which was attached as Exhibit B to the Agreement. The corresponding obligations of CEP to issue any common stock or other equity of CEP to Seller are hereby eliminated, and the Agreement is deemed amended accordingly.

2.          Continued Effectiveness. Except as otherwise expressly provided herein, the Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, and the parties acknowledge and agree that any reference in any of such items to the Agreement shall be sufficient to refer to the Agreement as amended hereby. Furthermore, the parties hereto acknowledge, agree, and affirm that the parties’ respective obligations to perform the Agreement, as amended hereby, is conditioned on the closing and effectiveness of the Merger and, thus, is subject indirectly to those certain closing conditions as set forth in the Merger Agreement. Furthermore, Seller represents and warrants that each party identified as Seller in the preamble above presently constitutes and will constitute at the Closing, collectively, all of the record and beneficial holders of the Preferred Stock and the Rollover Common Stock.

3.          Counterparts; Delivery by Facsimile Transmission. This Amendment may be executed by each party upon a separate copy or separate signature pages, and any combination of separate copies executed by all parties or including signature pages so executed will constitute a single counterpart of this Amendment. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. It will not be necessary, in proving this Amendment in any proceeding, to produce or account for more than one counterpart of this Amendment.

4.          Miscellaneous. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Tennessee. The headings in this Amendment are for convenience of reference only and shall not be construed as amplifying, limiting or otherwise affecting the substantive provisions hereof. All provisions of the Agreement and this Amendment will bind and inure to the benefit of the parties to the Agreement and the Amendment and their respective heirs, personal representatives, successors and assigns, whether so expressed or not.

[Remainder of this page is intentionally blank. Signature pages follow.]

[Signature Page No. 1 of 4 to

First Amendment to Preferred Stock Purchase Agreement

and Rollover Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

CEP, INC.

By:
Tena Mayberry, President

STATE OF TENNESSEE	)
	)	:ss
COUNTY OF WILLIAMSON	)

The foregoing instrument was acknowledged before me this ________ day of ________, 2012, by Tena Mayberry, the President of CEP, Inc., a Tennessee corporation, on behalf of the corporation.

Notary Public

My Commission expires:__________________________

[Signature Page No. 2 of 4 to

First Amendment to Preferred Stock Purchase Agreement

and Rollover Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

Carter M. Fortune, an individual residing in the
State of Florida

STATE OF FLORIDA	)
	)	:ss
COUNTY OF _____________________	)

The foregoing instrument was acknowledged before me this ________ day of ________, 2012, by Carter M. Fortune.

Notary Public

My Commission expires:__________________________

[Signature Page No. 3 of 4 to

First Amendment to Preferred Stock Purchase Agreement

and Rollover Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

14 WEST, LLC

By:
Carter M. Fortune, Managing Member

STATE OF FLORIDA	)
	)	:ss
COUNTY OF _____________________	)

The foregoing instrument was acknowledged before me this ________ day of ________, 2012, by Carter M. Fortune, the Managing Member of 14 West, LLC, an Indiana limited liability company, on behalf of the limited liability company.

Notary Public

My Commission expires:__________________________

[Signature Page No. 4 of 4 to

First Amendment to Preferred Stock Purchase Agreement

and Rollover Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

CARTER M. FORTUNE LIVING TRUST

By:
Carter M. Fortune, Trustee

STATE OF FLORIDA	)
	)	:ss
COUNTY OF _____________________	)

The foregoing instrument was acknowledged before me this ________ day of ________, 2012, by Carter M. Fortune, the Trustee of the Carter M. Fortune Living Trust, u/t/a dated September 14, 2011, as amended from time to time, a trust formed under the laws of the State of Florida, on behalf of the trust.

Notary Public

My Commission expires:__________________________

Page 7